EXHIBIT 99.1

Summit Midstream Corporation 910 Louisiana Street, Suite 4200 Houston, TX 77002

Summit Midstream Corporation Reports Fourth Quarter and Full-Year 2025
Financial and Operating Results, Permian and Rockies Segment Growth Update and Provides Full-Year 2026 Guidance
Houston, Texas (March 16, 2026) – Summit Midstream Corporation (NYSE: SMC) (“Summit”, “SMC” or the “Company”) announced today its financial and operating results for fourth quarter and full-year 2025, Permian and Rockies segment growth update, and provided full-year 2026 financial guidance.
Highlights
•Fourth quarter net loss of $7.3 million, Adjusted EBITDA of $58.5 million, cash flow available for distributions ("Distributable Cash Flow" or “DCF”) of $33.7 million and free cash flow (“FCF”) of $17.0 million
•Recently signed three 10+-year firm take-or-pay contracts on Double E that are expected to drive Permian Segment Adjusted EBITDA from $34 million in 2025 to approximately $60 million in 2029
•Launched a binding open season on Double E to secure market commitments to support a mainline compression project to increase firm capacity by up to 50% from 1.6 Bcf/d to approximately 2.4 Bcf/d
•Refinanced Double E capital structure1 with a new term loan that will fund Double E capital projects (including the mainline compression project) and provide an $85 million one-time distribution to Summit to pay down debt and repay $45 million of arrears on its corporate Series A Preferred Stock
•Executed a new 10-year crude oil gathering agreement covering more than 200,000 acres in the Williston
•Active customer base with seven rigs running, approximately 90 DUCs and 116 to 126 wells expected in 2026
•Provided 2026 full-year financial guidance range of $225 million to $265 million in Adjusted EBITDA and total capital expenditures of $85 million to $105 million, including $35 million attributable to Double E
Management Commentary
Heath Deneke, President, Chief Executive Officer and Chairman, commented, “We are pleased with the commercial and financial progress achieved over the past two quarters, which underscore the strategic value of our infrastructure, embedded growth opportunities, and our continued focus on execution with financial discipline. With the signing of major long-term agreements on the Double E Pipeline and in the Williston Basin, we are building on strong commercial momentum in our Permian and Rockies segments, while maintaining steady operational performance, strengthening our balance sheet and allocating capital prudently. We’re also further advancing Double E’s growth with a new open season to support a mainline compression project that could expand pipeline capacity by 50% by the end of 2028. Additionally, the Double E refinancing underscores Summit’s financial flexibility and ability to execute on important growth initiatives while continuing to maintain focus on reaching long-term corporate leverage targets. The planned repayment of the arrears on the Series A Preferred Stock further simplifies Summit’s balance sheet and is also an important step towards enabling a sustainable return of capital program for our shareholders in the future.
Operationally, despite the earlier oil price headwinds, we maintained an active customer base with seven rigs currently running behind our systems, approximately 90 DUCs and between 116 to 126 wells expected to be turned in line in 2026. Our 2026 outlook reflects sustained activity across our systems and incremental investment in high-return growth projects, which we expect will drive EBITDA growth in 2027 and beyond.
1 Includes the Summit Permian Transmission, LLC Term Loan and Summit Permian Transmission Holdco, LLC subsidiary Series A Preferred Equity

Furthermore, given the mid-$60 oil price assumption embedded in our 2026 guidance, we are optimistic that customer activity levels could further increase in the second half of the year if the recent spike in oil prices continues to lift the backend of the forward price curve.”
Double E Commercial Update
Producers Midstream II reached a final investment decision on Train II of its Dude processing plant in Lea County, New Mexico, which was a condition precedent to the commencement of the previously announced 10-year, 100 MMcf/d firm transportation agreement. The new contract is expected to commence service in the fourth quarter of 2026.
Double E Pipeline entered into a new 11-year take-or-pay natural gas firm transportation agreement with a large, investment-grade shipper for 210 MMcf/d of capacity, including 80 MMcf/d expected to commence in the fourth quarter of 2026 and an additional 130 MMcf/d expected to commence in the second half of 2028. These commitments also expand Double E’s downstream connectivity with new delivery points into the Transwestern Central Pool, the Hugh Brinson Pipeline and a planned future connection with the Desert Southwest Pipeline. The new delivery points will significantly broaden Double E Shipper’s access to diverse and growing end use markets in addition to the multiple interconnects with downstream egress pipelines connecting the Waha Hub to Gulf Coast markets.
Double E Pipeline also entered into a new 11+ year natural gas transportation agreement with an undisclosed shipper for 230 MMcf/d of firm capacity, with 100 MMcf/d expected to start in the fourth quarter of 2027, 80 MMcf/d in the fourth quarter of 2028, and an additional 50 MMcfd in the second quarter of 2029. The agreement is contingent upon satisfaction of certain customary conditions precedent and is subject to shipper providing notice of its final investment decision to construct an expansion of its processing facility prior to October 1, 2026.
With the additional contracts, Summit expects its 70% interest in Double E to generate approximately $60 million of Segment Adjusted EBITDA in 2029, representing an approximate 76% increase to the $34 million of Segment Adjusted EBITDA generated in 2025. These projects are expected to cost approximately $50 million, net to Summit’s 70% interest, with approximately $35 million expected in 2026 and the remainder in 2027. These capital requirements are expected to be fully funded with the new term loan at Summit Permian Transmission which is non-recourse to Summit. Further, Double E has launched a binding open season to secure market commitments to support a mainline compression project to expand the pipeline’s capacity from approximately 1.6 Bcf/d to over 2.4 Bcf/d by the end of 2028. The compression expansion remains subject to additional commercial support via incremental long-term take-or-pay agreements and FERC and other regulatory approvals.
Double E Refinancing Transaction
Subsequent to quarter-end, Summit refinanced the Summit Permian Transmission, LLC and Summit Permian Transmission Holdco, LLC capital structure with a new $440 million term loan facility, including a $340 million borrowing at closing, $50 million committed delayed draw facility used to fund the Producers Midstream and other expansion projects, as well as a $50 million uncommitted accordion to fund the expected mainline compression expansion project. Proceeds from the new facility were used to refinance the $112.7 million Summit Permian Transmission term loan, $141.9 million Summit Permian Transmission Holdco’s preferred units2, an $85 million one-time distribution to Summit, and pay other fees and expenses. Summit intends to use the $85 million one-time distribution to pay down approximately $45 million of accrued and unpaid dividends on its Series A Preferred Stock and approximately $40 million of ABL borrowings. Repayment of the accrued and unpaid dividends represents a critical step of Summit’s objective to resume dividend payments on its common stock once Summit achieves its long-term leverage target of 3.5x. In addition, the $40 million ABL repayment reduces Summit’s leverage by approximately 0.2x, aligning with its continued focus on corporate de-levering.
2 Permian Holdco had 93,039 Subsidiary Series A Preferred Units outstanding as of December 31, 2025. If the Subsidiary Series A Preferred Units were redeemed on December 31, 2025, the redemption amount would be $141.9 million, when considering the applicable multiple of invested capital metric and make-whole amount provisions. The redemption amount at closing on March 16, 2025 was $143.2 million.

Pro Forma Capitalization

($ in millions)	31-Dec-25
	As Reported	Pro Forma
Cash	$9	$9

ABL Revolving Credit Facility (Due July 2029)	113	73
8.625% Senior Secured Second Lien Notes (Due Oct 2029)	825	825
Total Debt	$938	$898
Total Debt, net of Cash	$929	$889

Series A Preferred Stock	110	66
Recourse Obligations, net of Cash	$1,039	$954

Selected Credit Metrics:
1st Lien Leverage Ratio	0.5x	0.3x
Total Leverage Ratio[3]	4.1x	3.9x

Double E Related:
Subsidiary Series A Preferred Units	$141	$—
Permian Transmission Credit Facility (Due Jan 2028)	117	—
NEW Permian Transmission Term Loan Facility (Due Mar 2031)	—	340

Williston Commercial Update
During the fourth quarter, Summit executed a new 10-year crude gathering agreement with a Bakken producer, anchored by a large Area of Dedication covering more than 200,000 acres across its existing footprint in Divide County, North Dakota. The first new pad — consisting of four 3-mile laterals — is expected to be turned in line in the first quarter of 2026. This agreement meaningfully expands Summit’s dedicated acreage and long-term economic inventory supporting its infrastructure, while positioning the Company to pursue additional development opportunities across northern Williams and southern Divide Counties. With the efficiency gains associated with 3-mile laterals, these areas have become economically attractive in the current oil price environment. As Bakken producers continue expanding activity in the northern and western portions of the basin, Summit expects increasing commercial momentum and growth around its Polar and Divide systems.
Fourth Quarter 2025 Business Highlights
SMC's average daily natural gas throughput on its wholly owned operated systems decreased 3.4% to 894 MMcf/d, while liquids volumes decreased 8.3% to 66 Mbbl/d, relative to the third quarter of 2025. Double E pipeline transported an average of 861 MMcf/d and contributed $8.7 million in Adjusted EBITDA, net to SMC, for the fourth quarter of 2025.
Natural gas price-driven segments:
•Natural gas price-driven segments generated $31.5 million in combined Segment Adjusted EBITDA, a $4.6 million decrease relative to the third quarter and combined capital expenditures of $9.2 million.
•Mid-Con Segment Adjusted EBITDA totaled $21.5 million, a decrease of $2.1 million relative to the third quarter of 2025, primarily due to a decrease in volume throughput on the system. Volume throughput on the system decreased by 3.7% primarily due to natural production declines partially offset by six new well connections in the Arkoma. Subsequent to quarter end, six new wells were connected in the Arkoma. There is currently one rig running in the Arkoma, with 21 DUCs behind the system, including 17 DUCs in the Barnett, which are all expected to come online in 2026.
3 Total leverage ratio excludes the potential earnout liability in connection with the Tall Oak Acquisition.

•Piceance Segment Adjusted EBITDA totaled $10.0 million, a decrease of $2.5 million relative to the third quarter of 2025, primarily due to realization of previously deferred revenue in the third quarter and a 5.4% decrease in volume throughput. There were no new wells connected to the system during the fourth quarter.
Oil price-driven segments:
•Oil price-driven segments generated $36.6 million of combined Segment Adjusted EBITDA, representing a $1.1 million decrease relative to the third quarter of 2025, and had combined capital expenditures of $9.0 million.
•Rockies Segment Adjusted EBITDA totaled $27.8 million, a decrease of $1.2 million relative to the third quarter of 2025, primarily driven by a 8.3% decrease in liquids volume throughput, partially offset by a 1.3% increase in natural gas volume throughput, relative to the third quarter of 2025. The decrease in liquids volumes was primarily driven by natural production declines and no new well connections in the Williston Basin during the quarter. Natural gas volume growth was supported by 33 new well connections in the DJ Basin, which are expected to reach peak production in the second quarter of 2026. There are currently six rigs running and approximately 65 DUCs behind the system.
•Permian Segment Adjusted EBITDA totaled $8.8 million, an increase of $0.1 million relative to the third quarter of 2025, primarily due to a 20.9% increase in volumes shipped on the Double E Pipeline leading to an increase in proportionate Adjusted EBITDA from our Double E joint venture.

The following table presents average daily throughput by reportable segment for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Average daily throughput (MMcf/d):
Northeast (1)	—	—	—	202
Rockies	160	131	149	128
Piceance	245	277	258	291
Mid-Con	489	329	497	241
Aggregate average daily throughput	894	737	904	862

Average daily throughput (Mbbl/d):
Rockies	66	68	73	72
Aggregate average daily throughput	66	68	73	72

Ohio Gathering average daily throughput (MMcf/d) (2)	—	—	—	212

Double E average daily throughput (MMcf/d) (3)	861	613	730	573
__________
(1)Exclusive of Ohio Gathering due to equity method accounting.
(2)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.
(3)Gross basis, represents 100% of volume throughput for Double E.
The following table presents Adjusted EBITDA by reportable segment for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(In thousands)		(In thousands)
Reportable Segment Adjusted EBITDA (1):
Northeast (2)	$—	$—	$—	$30,634
Rockies	27,832	23,245	106,935	93,827
Permian (3)	8,735	7,793	33,980	31,227
Piceance	10,005	11,792	44,774	52,704
Mid-Con	21,464	12,847	92,377	30,645
Total	$68,036	$55,677	$278,066	$239,037
Less: Corporate and Other (4)	9,519	9,498	35,451	34,413
Adjusted EBITDA (5)	$58,517	$46,179	$242,615	$204,624
__________
(1)Segment Adjusted EBITDA is a non-GAAP financial measure. We define Segment Adjusted EBITDA as total revenues less total costs and expenses, plus (i) other income (excluding interest income), (ii) our Proportional Adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to minimum volume commitments ("MVC") shortfall payments, (v) adjustments related to capital reimbursement activity, (vi) unit-based and noncash compensation, (vii) impairments and (viii) other noncash expenses or losses, less other noncash income or gains.
(2)Includes our proportional share of Segment Adjusted EBITDA for Ohio Gathering. Summit records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to us during the reporting period. With the divestiture of Ohio Gathering in March 2024, Proportional Adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024. We define Proportional Adjusted EBITDA for our equity method investees as the product of

(i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest during the respective period.
(3)Includes our proportional share of Segment Adjusted EBITDA for Double E.
(4)Corporate and Other represents those results that are not specifically attributable to a reportable segment or that have not been allocated to our reportable segments, including certain general and administrative expense items and transaction costs.
(5)Adjusted EBITDA is a non-GAAP financial measure.
Capital Expenditures
Capital expenditures totaled $19.1 million in the fourth quarter of 2025, inclusive of maintenance capital expenditures of $4.0 million. Capital expenditures in the fourth quarter of 2025 were primarily related to pad connections in the Rockies and Mid-Con segments.

	Year Ended December 31,
	2025	2024
	(In thousands)
Cash paid for capital expenditures (1):
Northeast	$—	$2,980
Rockies	39,713	44,092
Permian	—	—
Piceance	1,774	2,361
Mid-Con	44,202	1,312
Total reportable segment capital expenditures	$85,689	$50,745
Corporate and Other	3,353	2,866
Total cash paid for capital expenditures	$89,042	$53,611
__________
(1)Excludes cash paid for capital expenditures by Ohio Gathering and Double E due to equity method accounting.
2026 Guidance
SMC is releasing guidance for 2026, which is summarized in the table below. These projections are subject to risks and uncertainties as described in the "Forward-Looking Statements" section at the end of this release.
SMC’s guidance range is anchored by recent drilling and completion schedules provided by its customers and is reflective of the current commodity price environment. The Company’s approach to its 2026 guidance is consistent with the framework used for its 2025 guidance range. If SMC’s producer customers hit their production targets and timing of planned well connects, the Company would expect to be near the high end of the 2026 guidance range. The midpoint of the guidance range reflects a conservative, yet appropriate, level of risking to the most recent drill schedules and volume forecasts provided by its customers. The low end of the guidance range reflects additional delays to customer drilling and completion schedules and planned well connects.
SMC expects approximately 116 to 126 well connections in 2026. Of the expected well connections in 2026, approximately 20% are natural gas-oriented wells and approximately 80% are crude oil-oriented wells. Customers are currently running seven rigs behind SMC systems, with approximately 90 DUCs, providing line of sight to the 2026 estimated well connections and associated volume growth.
SMC expects its natural gas gathering system throughput to range from 875 MMcf/d to 920 MMcf/d. Double E existing take-or-pay contracts of 1,115 MMcf/d is expected to increase to 1,285 MMcf/d when the Producers Midstream II and other projects are placed into service, as early as the fourth quarter of 2026. Liquids volumes are expected to range from 65 Mbbl/d to 90 Mbbl/d.
The guidance outlook also reflects a reduction in MVC shortfall payments in the Piceance from $16.9 million in 2025 to approximately $13.0 million in 2026, and excludes approximately $2 million of deferred revenue that benefited 2025 results.

The midpoint of the guidance range assumes strip commodity prices as of February 19, 2026, implying an average 2026 Henry Hub price of approximately $3.40 per MMBtu and WTI of approximately $64 per barrel.
Adjusted EBITDA is expected to range from $225 million to $265 million. SMC's 2026 capital expenditure guidance of $50 million to $70 million, excluding Double E, includes capital reimbursements related to specific development projects with certain customers. The Company's full year 2026 growth capex guidance range is primarily related to new pad connections in the Rockies and Mid-Con segments. Included in this range is approximately $15 million to $20 million of maintenance capex. Double E capital expenditures for 2026 are expected to be approximately $35 million, net to SMC, primarily related to a new plant connection and downstream connections associated with the recently announced shipper contracts.

($ in millions)	2026 Guidance Range
	Low	High
Well Connections
Piceance	—	—
Mid-Con	26	26
Rockies	90	100
Total	116	126

Natural Gas Throughput (MMcf/d)
Piceance	230	230
Mid-Con	485	520
Rockies	160	170
Total	875	920

Rockies Liquids Throughput (Mbbl/d)	65	90
Double E Natural Gas Throughput (MMcf/d, gross)	900	900

Adjusted EBITDA
Piceance	$35	$35
Mid-Con	95	105
Permian	37	37
Rockies	95	125
Unallocated G&A, Other	(37)	(37)
Total	$225	$265

Capital Expenditures
Growth	$35	$50
Maintenance	15	20
Total	$50	$70

Investment in Double E equity method investee	$35	$35
Capital & Liquidity
As of December 31, 2025, SMC had $9.3 million in unrestricted cash on hand and $113 million drawn under its $500 million ABL Revolver with $386 million of borrowing availability, after accounting for $0.8 million of issued, but undrawn letters of credit. As of December 31, 2025, SMC’s gross availability based on the borrowing base calculation in the credit agreement was $810 million, which is $310 million greater than the $500 million of lender commitments to the ABL Revolver. As of December 31, 2025, SMC was in compliance with all financial covenants, including interest coverage of 2.7x relative to a minimum interest coverage covenant of 2.0x and first lien leverage ratio of 0.5x relative to a maximum first lien leverage ratio of 2.5x. As of December 31, 2025, SMC reported a total leverage ratio of approximately 4.1x, excluding the potential earnout liability in connection with the Tall Oak Acquisition.

As of January 2, 2026, the Permian Transmission Credit Facility balance was $112.7 million a reduction of $4.3 million relative to the September 30, 2025 balance of $117.0 million due to scheduled mandatory amortization. Summit Midstream Permian has $3.8 million of cash-on-hand as of January 2, 2026.
Subsequent to quarter-end, Summit Permian Transmission, LLC entered into a new $440 million senior secured term facility, which includes a $50 million committed accordion feature and a $50 million uncommitted accordion feature (the “Term Facility”) maturing in March 2031. Proceeds from the Term Facility were used to refinance Summit Permian Transmission’s existing credit facility, Summit Permian Transmission Holdco’s preferred units, fund an $85 million restricted payment to SMC, provide liquidity to fund SMC’s share of capital expenditures including those associated with the recently announced expansion projects, and pay other fees and expenses.
MVC Shortfall Payments
SMC billed its customers $4.3 million in the fourth quarter of 2025 related to MVC shortfalls. For those customers that do not have MVC shortfall credit banking mechanisms in their gathering agreements, the MVC shortfall payments are accounted for as gathering revenue in the period in which they are earned. In the fourth quarter of 2025, SMC recognized $4.3 million of gathering revenue associated with MVC shortfall payments. SMC had no adjustments to MVC shortfall payments in the fourth quarter of 2025. SMC’s MVC shortfall payment mechanisms contributed $4.3 million of total Adjusted EBITDA in the fourth quarter of 2025.

	Three Months Ended December 31, 2025
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to Adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$—	$—	$—	$—
Total net change	$—	$—	$—	$—

MVC shortfall payment adjustments:
Rockies	$—	$—	$—	$—
Piceance	4,289	4,289	—	4,289
Northeast	—	—	—	—
Mid-Con	—	—	—	—
Total MVC shortfall payment adjustments	$4,289	$4,289	$—	$4,289

Total (1)	$4,289	$4,289	$—	$4,289
__________
(1)Exclusive of Ohio Gathering and Double E due to equity method accounting.

	Year Ended December 31, 2025
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to Adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$—	$—	$—	$—
Total net change	$—	$—	$—	$—

MVC shortfall payment adjustments:
Rockies	$574	$574	$(9)	$565
Piceance	16,933	16,933	—	$16,933
Northeast	—	—	—	$—
Mid-Con	—	—	—	$—
Total MVC shortfall payment adjustments	$17,507	$17,507	$(9)	$17,498

Total (1)	$17,507	$17,507	$(9)	$17,498
__________
(1)Exclusive of Double E due to equity method accounting.

Quarterly Dividend
The Board of Directors of Summit Midstream Corporation continued to suspend cash dividends payable on the common stock for the period ended December 31, 2025. The quarterly cash dividend on the Series A Preferred Stock, for the period ended March 14, 2026, will be paid to preferred shareholders of record as of the close of business on March 2, 2026.
The Board of Directors approved the full repayment of all previously deferred Series A Preferred Stock dividends, payable on March 27, 2026 to holders of record as of the close of business on March 17, 2026.
Fourth Quarter 2025 Earnings Call Information
SMC will host a conference call at 10:00 a.m. Eastern on March 17, 2026, to discuss its quarterly operating and financial results. The call can be accessed via teleconference at the following link: Q4 2025 Summit Midstream Corporation Earnings Conference Call (https://register-conf.media-server.com/register/BI12ac80a058874aaa998fdc335346beed). Once registration is completed, participants will receive a dial-in number along with a personalized PIN to access the call. While not required, it is recommended that participants join 10 minutes prior to the event start. The conference call, live webcast and archive of the call can be accessed through the Investors section of SMC's website at www.summitmidstream.com.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present Adjusted EBITDA, Segment Adjusted EBITDA, Distributable Cash Flow, and Free Cash Flow, non-GAAP financial measures.
Adjusted EBITDA
We define Adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our Proportional Adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, income tax benefit, income (loss) from equity method investees and other noncash income or gains. Because Adjusted EBITDA may be defined differently by other entities in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.

Management uses Adjusted EBITDA in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that Adjusted EBITDA may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.
Adjusted EBITDA is used as a supplemental financial measure to assess:
•the ability of our assets to generate cash sufficient to make future potential cash dividends and support our indebtedness;
•the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and
•the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of MVC shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.
Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example:
•certain items excluded from Adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;
•Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and
•although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.
We compensate for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.
We define Segment Adjusted EBITDA as total revenues less total costs and expenses; plus (i) other income excluding interest income, (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to MVC shortfall payments, (v) adjustments related to capital reimbursement activity, (vi) stock-based and noncash compensation, (vii) impairments and (viii) other noncash expenses or losses, less other noncash income or gains. We define Proportional Adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest during the respective period.
Distributable Cash Flow
We define Distributable Cash Flow as Adjusted EBITDA, as defined above, less cash interest paid, cash paid for taxes, net interest expense accrued and paid on the senior notes, and maintenance capital expenditures.
Free Cash Flow
We define free cash flow as distributable cash flow attributable to common and preferred shareholders less growth capital expenditures, less investments in equity method investees, less dividends to common and preferred shareholders. Free cash flow excludes proceeds from asset sales and cash consideration paid for acquisitions.
We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments. These items are inherently uncertain and depend on various factors, many of which are beyond our control. As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.
About Summit Midstream Corporation
SMC is a value-driven corporation focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMC provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in five unconventional resource basins: (i) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (ii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; (iv) the Arkoma Basin, which includes the Woodford and Caney shale formations in Oklahoma; and (v) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMC has an equity method investment in Double E Pipeline, LLC, which provides interstate natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMC is headquartered in Houston, Texas.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "will be," "will continue," "will likely result," and similar expressions, or future conditional verbs such as "may," "will," "should," "would" and "could." In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), payment of dividends on any series of stock, ongoing business strategies and possible actions taken by SMC or its subsidiaries are also forward-looking statements. Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management's control) that may cause SMC's actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMC is contained in its 2025 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on March 16, 2026, as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMC undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2025	December 31, 2024
	(In thousands)
ASSETS
Cash and cash equivalents	$9,274	$22,822
Restricted cash	10,405	2,377
Accounts receivable	69,752	77,058
Other current assets	7,490	16,014
Total current assets	96,921	118,271
Property, plant and equipment, net	1,844,146	1,785,029
Intangible assets, net	153,564	154,279
Investment in equity method investees	265,583	269,561
Other noncurrent assets	27,395	32,344
TOTAL ASSETS	$2,387,609	$2,359,484

LIABILITIES AND EQUITY
Trade accounts payable	$31,652	$25,162
Accrued expenses	24,270	38,176
Deferred revenue	10,122	9,595
Ad valorem taxes payable	10,190	9,544
Accrued compensation and employee benefits	12,063	11,222
Accrued interest	30,045	21,711
Accrued environmental remediation	1,710	1,430
Accrued settlement payable	8,333	6,667
Current portion of long-term debt	21,223	16,580
Other current liabilities	27,185	34,714
Total current liabilities	176,793	174,801
Deferred tax liabilities, net	73,635	63,326
Long-term debt, net	1,024,347	976,995
Noncurrent deferred revenue	18,398	25,373
Noncurrent accrued environmental remediation	52	768
Other noncurrent liabilities	6,532	20,150
TOTAL LIABILITIES	1,299,757	1,261,413
Commitments and contingencies

Mezzanine Equity
Subsidiary Series A Preferred Units	141,296	132,946
Equity
Series A Preferred Shares $0.01 par value	110,468	110,230
Common Stock, $0.01 par value	122	106
Class B Common Stock, $0.01 par value	65	75
Additional paid-in capital	638,427	540,714
Accumulated deficit	(202,902)	(183,333)
Total Company stockholders' equity	546,180	467,792
Noncontrolling interest	400,376	497,333
Total Equity	946,556	965,125
TOTAL LIABILITIES AND EQUITY	$2,387,609	$2,359,484

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(In thousands, except per-share amounts)
Revenues:
Gathering services and related fees	$61,971	$49,633	$255,677	$200,844
Natural gas, NGLs and condensate sales	68,308	49,733	265,059	195,027
Other revenues	12,015	7,652	41,355	33,748
Total revenues	142,294	107,018	562,091	429,619
Costs and expenses:
Cost of natural gas and NGLs	39,653	26,949	149,139	114,996
Operation and maintenance	38,010	28,043	149,139	100,968
General and administrative	15,743	14,194	61,018	55,562
Depreciation and amortization	26,732	25,323	114,159	100,647
Transaction costs	(383)	17,800	4,900	30,956
Acquisition integration costs	1,083	125	8,143	165
Loss on asset sales, net	366	—	486	1
Long-lived asset impairment	2,654	324	2,725	68,260
Total costs and expenses	123,858	112,758	489,709	471,555
Other income, net	(8,077)	1,404	783	4,188
Gain (loss) on interest rate swaps	298	3,191	(1,037)	4,127
Gain (loss) on sale of business	—	(151)	(582)	82,187
Gain on sale of equity method investment	—	—	—	126,261
Interest expense	(24,145)	(20,431)	(94,737)	(115,446)
Loss on early extinguishment of debt	—	(2,876)	—	(50,075)
Income from equity method investees	5,594	4,369	20,784	24,197
Income (loss) before income taxes	(7,894)	(20,234)	(2,407)	33,503
Income tax benefit (expense)	582	(4,549)	501	(146,678)
Net income (loss)	$(7,312)	$(24,783)	$(1,906)	$(113,175)

Net income (loss) per share
Common stock – basic	$(0.66)	$(2.40)	$(1.61)	$(12.78)
Common stock – diluted	$(0.66)	$(2.40)	$(1.61)	$(12.78)

Weighted-average number of shares outstanding:
Common stock – basic	12,262	10,652	12,133	10,600
Common stock – diluted	12,262	10,652	12,133	10,600
__________

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(In thousands)
Other financial data:
Net income (loss)	$(7,312)	$(24,783)	$(1,906)	$(113,175)
Net cash provided by operating activities	53,675	21,647	133,595	61,771
Capital expenditures	19,132	15,750	89,042	53,611
Contributions to equity method investees	—	2,449	3,816	3,880
Adjusted EBITDA	58,517	46,178	242,615	204,623
Cash flow available for distributions (1)	33,745	22,143	136,316	88,652
Free Cash Flow	16,964	6,570	54,256	36,321
Distributions (2)	3,267	n/a	13,393	n/a

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	894	737	904	862
Aggregate average daily throughput – liquids (Mbbl/d)	66	68	73	72

Ohio Gathering average daily throughput (MMcf/d) (3)	—	—	—	212
Double E average daily throughput (MMcf/d) (4)	861	613	730	573
__________
(1)Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.
(2)Represents dividends declared and ultimately paid or expected to be paid to preferred and common shareholders in respect of a given period. On May 3, 2020, the board of directors of SMLP's general partner announced an immediate suspension of the cash distributions payable on its preferred and common units. Excludes distributions paid on the Subsidiary Series A Preferred Units issued at Summit Permian Transmission Holdco, LLC. On February 28, 2025, the board of directors of Summit Midstream Corporation announced that the Board of Directors declared a quarterly cash dividend on its Series A Preferred Stock for the period ended March 14, 2025.
(3)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.
(4)Gross basis, represents 100% of volume throughput for Double E.

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(In thousands)
Reconciliations of net income to Adjusted EBITDA and Distributable Cash Flow:
Net income (loss)	$(7,312)	$(24,783)	$(1,906)	$(113,175)
Add:
Interest expense	24,145	20,431	94,737	115,446
Income tax expense	(582)	4,549	(501)	146,678
Depreciation and amortization (1)	26,966	25,557	115,097	101,585
Proportional Adjusted EBITDA for equity method investees (2)	7,868	6,936	30,536	42,038
Adjustments related to capital reimbursement activity (3)	(2,667)	(1,975)	(9,023)	(9,909)
Shared-based and noncash compensation	997	1,863	7,798	8,561
(Gain) loss in fair value of Tall Oak earn out	8,096	—	192	(6)
Loss on early extinguishment of debt	—	2,876	—	50,075
(Gain) loss on asset sales, net	366	—	486	1
Long-lived asset impairment	2,654	324	2,725	68,260
(Gain) loss on interest rate swaps	(298)	(3,191)	1,037	(4,127)
(Gain) loss on sale of business	—	151	582	(82,187)
Gain on sale of equity method investment	—	—	—	(126,261)
Other, net (4)	3,878	17,809	21,639	31,841
Less:
Income from equity method investees	5,594	4,369	20,784	24,197
Adjusted EBITDA	$58,517	$46,178	$242,615	$204,623
Less:
Cash interest paid	2,986	12,371	83,357	101,779
Cash paid for taxes	17	—	299	22
Senior notes interest adjustment (5)	17,790	7,410	5,332	2,497
Maintenance capital expenditures	3,979	4,254	17,311	11,673
Cash flow available for distributions (6)	$33,745	$22,143	$136,316	$88,652
Less:
Growth capital expenditures	15,153	11,496	71,731	41,938
Investment in equity method investee	—	2,449	3,816	3,880
Distributions on Subsidiary Series A Preferred Units	1,628	1,628	6,513	6,513
Free Cash Flow	$16,964	$6,570	$54,256	$36,321
_________
(1)Includes the amortization expense associated with our favorable gas gathering contracts as reported in other revenues.
(2)Reflects our proportionate share of Double E and Ohio Gathering Adjusted EBITDA. Summit records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to us during the reporting period. With the divestiture of Ohio Gathering in March 2024, Proportional Adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024.
(3)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers.
(4)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the year ended December 31, 2025, the amount includes $12.6 million in transaction costs and $8.1 million of acquisition integration costs. For the year ended December 31, 2024, the amount includes $35.4 million in transaction costs and $4.6 million of interest income.
(5)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2025 Notes was paid in cash in arrears on April 15, 2024 and August 16, 2024. Interest on the 2026 Secured Notes was paid in cash in arrears on April 15 2024 and October 15, 2024 and interest on the 12.00% Senior Notes due 2026 (the “2026 Unsecured Notes”) was paid in cash in arrears on April 15, 2024 and June 24, 2024 upon their redemption. Interest on the 2029 Secured Notes is paid semi-annually in arrears on each February 15 and August 15.

(6)Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Year Ended December 31,
	2025	2024
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:
Net cash provided by operating activities	$133,595	$61,771
Add:
Interest expense, excluding amortization of debt issuance costs	90,704	104,007
Income tax benefit, excluding federal income taxes	200	(155)
Changes in operating assets and liabilities	12,756	17,959
Proportional Adjusted EBITDA for equity method investees (1)	30,536	42,038
Adjustments related to capital reimbursement activity (2)	(9,023)	(9,909)
Realized gain on swaps	(3,404)	(5,041)
Other, net (3)	21,637	31,801
Less:
Distributions from equity method investees	28,578	36,190
Noncash lease expense	5,808	1,658
Adjusted EBITDA	$242,615	$204,623
Less:
Cash interest paid	83,357	101,779
Cash paid for taxes	299	22
Senior notes interest adjustment (4)	5,332	2,497
Maintenance capital expenditures	17,311	11,673
Cash flow available for distributions (5)	$136,316	$88,652
Less:
Growth capital expenditures	71,731	41,938
Investment in equity method investee	3,816	3,880
Distributions on Subsidiary Series A Preferred Units	6,513	6,513
Free Cash Flow	$54,256	$36,321
__________
(1)Reflects our proportionate share of Double E and Ohio Gathering Adjusted EBITDA. Summit records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to us during the reporting period. With the divestiture of Ohio Gathering in March 2024, Proportional Adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024.
(2)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers.
(3)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the year ended December 31, 2025, the amount includes $12.6 million in transaction costs and $8.1 million of acquisition integration costs. For the year ended December 31, 2024, the amount includes $35.4 million in transaction costs and $4.6 million of interest income.
(4)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2025 Senior Notes was paid in cash semi-annually in arrears on April 15, 2024 and August 16, 2024. Interest on the 2026 Secured Notes was paid in cash in arrears on April 15, 2024 and October 15, 2024 and interest on the 2026 Unsecured Notes was paid in cash in arrears on April 15, 2024 and June 24, 2024 upon their redemption.
(5)Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

Contact: 832-413-4770, ir@summitmidstream.com
SOURCE: Summit Midstream Corporation